SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): August 17, 2001.




                                   MEDJET INC.
             (Exact Name of Registrant as Specified in Its Charter)




          Delaware                      1-11765                  22-3283541
      (State or Other           (Commission File Number)     (I.R.S. Employee
Jurisdiction of Incorporation)                            Identification Number)


                     1090 King Georges Post Road, Suite 301
                            Edison, New Jersey 08837
          (Address of Principal Executive Offices, Including Zip Code)



                                 (732) 738-3990
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)





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ITEM 5.         OTHER EVENTS.

         On August 17, 2001, Medjet Inc., a Delaware corporation (the "Registrant"), VISX, Incorporated, a Delaware corporation ("VISX") and Orion Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of VISX, entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), which provides, among other things, for the potential merger (the "Merger") of Merger Sub with and into the Registrant, at VISX's option. On August 17, 2001, the Registrant and VISX also entered into a one-year research and development agreement under which VISX will provide funding to the Registrant to pursue new ophthalmic technologies and products.

         Under the terms of the Merger Agreement, if VISX chooses to go forward with the Merger and subject to other customary conditions to closing, each outstanding share of common stock of the Registrant would be canceled and extinguished and would be converted automatically into the right to receive two dollars ($2.00) in cash at the effective time of the Merger. In addition, each outstanding vested option to purchase shares of the Registrant's common stock (each, a "Stock Option") under the Registrant's 1994 Stock Option Plan and each outstanding warrant to purchase shares of the Registrant's common stock (each, a "Warrant") not exercised prior to the effective time of the Merger would be canceled and extinguished. VISX would pay to each holder of a Stock Option or Warrant the difference between $2.00 and the exercise price per share (if less than $2.00) of the Registrant's common stock underlying such Stock Option or Warrant multiplied by the total number of shares of the Registrant's common stock underlying such Stock Option or Warrant (other than any Warrants held by VISX). VISX will not pay any amounts with respect to any Stock Options or Warrants that have an exercise price equal to or greater than $2.00. Upon consummation of the Merger, the Registrant would become a wholly-owned subsidiary of VISX.

         VISX may terminate the Merger Agreement at any time prior to the effective time of the Merger for any or no reason. In consideration for such termination right, VISX paid the Registrant $500,000 concurrently with the execution of the Merger Agreement. The Registrant also issued to VISX a three-year warrant to purchase 1,320,000 shares of the Registrant's common stock, at an exercise price per share of $0.75.

         The closing of this transaction is contingent upon, among other things, approval by the Registrant's stockholders, the receipt of any necessary third party consents and other customary closing conditions. Notwithstanding the foregoing, VISX may elect not to consummate the Merger even if all of the other conditions set forth in the Merger Agreement are satisfied by the Registrant. The Merger Agreement also provides for a break-up fee of $500,000 which would be owed by the Registrant, and a non-exclusive license of Registrant's patents and technology which would become effective, under certain conditions of termination.

         On August 17, 2001, VISX and Eugene I. Gordon ("Gordon") entered into a Voting and Stock Option Agreement (the "Voting Agreement"). Pursuant to the Voting Agreement, Gordon, who currently owns approximately 32% of the outstanding shares of the Registrant's common stock, agreed to vote his shares of common stock in favor of the Merger. In addition, Gordon granted to VISX an irrevocable option (the "Purchase Option") to purchase (i) all of his shares of common stock then owned by him and all shares of common stock or the Registrant's preferred stock owned by Gordon beneficially or acquired after the date of the Voting Agreement, at a


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price of $2.00 per share, and (ii) the number of vested options and/or warrants to purchase the Registrant's common stock ("Stock Options") then owned by Gordon, any other Stock Options owned by Gordon beneficially or acquired after the date of the Voting Agreement, at a price equal to the difference of $2.00 and the exercise price per share (if less than $2.00) of each Stock Option. The Purchase Option is exercisable only if (i) the Merger Agreement is terminated under certain provisions of the Merger Agreement or (ii) VISX attempts to effect the Merger but is unable to do so for any reason, as set forth in the Voting Agreement, and is not exercisable unless VISX exercises the Purchase Option in full.

        The foregoing summaries of the Merger Agreement and the Voting Agreement are qualified in their entirety by reference to such agreements, copies of which are attached hereto as Exhibits 2.1 and 10.1 respectively.

                                       3

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ITEM 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

              (c) EXHIBITS.

              The following exhibits are filed as part of this Form 8-K:

                  2.1 Agreement and Plan of Merger and Reorganization, by and among the Registrant, VISX and Merger Sub, dated as of August 17, 2001.

                  10.1 Voting and Stock Option Agreement by and between VISX and Eugene I. Gordon, dated as of August 17, 2001.

                  99.1     Press Release relating to the potential Merger.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     MEDJET INC.
                                                    (Registrant)



Date: August 24, 2001                     By: /s/ Eugene I. Gordon
                                          --------------------------------------
                                                      (Signature)
                                          Name:  Eugene I. Gordon, Ph.D.
                                          Title: Chairman of the Board and Chief
                                                 Executive Officer






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                                  EXHIBIT INDEX


   EXHIBIT NO.                     DESCRIPTION

       2.1 Agreement and Plan of Merger and Reorganization, by and among the Registrant, VISX and Merger Sub, dated as of August 17, 2001.

       10.1 Voting and Stock Option Agreement by and between VISX and Eugene I. Gordon, date as of August 17, 2001.

       99.1         Press Release relating to the potential Merger.